FOR IMMEDIATE RELEASE:	NEWS
April 20, 2007	OTCBB: RNCH

Rancher Energy Corp. Adds Four New Board Members in Move to Strengthen Corporate Governance and Leadership Team

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced the addition of four new members to its board of directors, raising to six the total number of board members, including five independent directors. These four new directors join current directors Mark Worthey, the former senior vice president of operations and founding officer of Denbury Resources, along with John Works, Rancher Energy’s president and chief executive officer. The Company also announced that Andrei Stytsenko, a director since 2004, has left the board to pursue other interests.

“We have attracted an exceptional group of independent directors with diverse backgrounds and experience, and in the process have significantly strengthened our corporate governance and overall leadership team,” said John Works, President & CEO. “These new board members bring a wealth of experience and accomplishments in the areas of oil & gas, energy infrastructure, pipeline construction and management, corporate law, accounting and finance, and general business management. Rancher Energy’s management team and stockholders will benefit from their experience and guidance as we execute our growth strategy.”

The new independent board members include:

William A. Anderson. Anderson, 67, is a founder and partner of Weller, Anderson & Co. Ltd., a full-service stock brokerage firm. Prior to founding Weller, Anderson in 1989, Anderson held several senior executive positions, including president of HARC Technologies, president of Rainbow Pipeline Company, president of Farmers Oil Company, chief financial officer of ENSTAR Corporation, and general partner and senior vice president of Blyth, Eastman, Dillon & Co. Anderson has extensive corporate board experience, having served as a director, committee chairman and/or committee member for seven organizations, including Tom Brown, Inc., NationsBank Houston, Northern Trust Bank of Texas, American Income Life Insurance Company, Wing Corporation and Seven J Stock Farm, Inc. He holds an MBA from Harvard Graduate School and a BS in Business Administration from the University of Arkansas.

Joseph P. McCoy. McCoy, 56, was senior vice president and chief financial officer of Burlington Resources Inc., one of the world’s largest independent oil & gas companies prior to being acquired by ConocoPhillips in 2006. His previous positions include vice president, controller and chief accounting officer of Burlington Resources; vice president and controller of Vastar Resources; and vice president finance, planning and control of ARCO Alaska, where he was employed for more than 20 years. McCoy’s previous board experience includes service with the American Petroleum Institute Accounting Committees, Anchorage Boys & Girls Club, and Providence Hospital in Anchorage. He holds an MS in Accounting and an MBA from Northeastern University and a BA in Economics from College of the Holy Cross. He is registered as a CPA in New York.

Patrick M. Murray. Murray, 64, was CEO and chairman of the board of Dresser Industries, a worldwide industry leader in providing highly engineered products for the global energy infrastructure. He previously served as president of Dresser Equipment Group and vice president, strategic initiatives as well as vice president, operations of Dresser Industries. Prior assignments include president of Sperry-Sun Drilling Services, controller of NL Industries, and various financial and analyst positions with Exxon Company USA. Murray is currently a member of the board of directors of the Valve Manufacturers Association, Petroleum Equipment Suppliers Association, Harvest Natural Resources, Precision Drilling, and the Texas Business Hall of Fame. He is a member of the World Affairs Council of Greater Dallas, the Board of Regents of Seton Hall University, the Board of Governors of the Houston Forum and the Advisory Board of the Maguire Energy Institute of Southern Methodist University. He holds a BS in Accounting and an MBA from Seton Hall.

Myron (Mickey) M. Sheinfeld. Sheinfeld, 77, is counsel with King & Spalding LLP, one of the world’s largest law firms. Sheinfeld previously was senior counsel with Akin, Gump, Strauss, Hauer & Feld LLP for seven years, and for more than 30 years prior to that assignment he was an attorney and partner with Sheinfeld, Maley & Kay P.C. He is a former Assistant United States Attorney for the Southern District of Texas and has been an adjunct professor of law with the University of Michigan, the University of Texas and the University of Houston Schools of Law. His board experience includes committee chairman and member roles on the board of Nabors Industries Ltd.; former director (and president) of the National Association of Corporate Directors, Houston chapter; and a member of the board of governors of The Downtown Club Houston. Sheinfeld holds a BA from Tulane University and a JD from the University of Michigan Law School.

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy is extracting proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Dan Foley
Chief Financial Officer
Rancher Energy Corp.
303-928-7754